Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Guild Holdings Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class A Common Stock, par value $0.01 per share	Other	48,499,632	$13.76	$667,354,936.32	.00015310	$102,172.04

Fees Previously Paid	-	-	-	-	-	-	-	-

(1)	All the shares of Class A Common Stock being registered hereby are offered for the account of the selling stockholders.

(2)

Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $13.76, which is the average of the high and low prices of the registered shares as reported on the New York Stock Exchange as of January 3, 2025.